UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2008

Barrier Therapeutics, Inc.

(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 3200, Princeton, New Jersey 08540

(Address of principal executive offices)

(609) 945-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.

On January 8, 2008, Barrier Therapeutics, Inc. (the “Company”) entered into a Third Party Manufacturing Agreement (the “Agreement”) with Sanico NV (“Sanico”) under which Sanico will manufacture and supply the Company’s Phase 3 product candidate, Hyphanox™, an oral tablet forumation of itraconazole, an antifungal agent, for the treatment of onychomycosis.

The Agreement has an initial term of three years from the date of first invoice of the first commercial batch of the product, and shall automatically renew for subsequent two-year periods (the “Term”) unless the Agreement is otherwise terminated pursuant to its terms. Under the Agreement, the Company will supply Sanico with “Bulk” material (defined in the Agreement as itraconazole melt extrudate) for the manufacture of Hyphanox, and Sanico agrees to manufacture and supply Hyphanox exclusively for the Company in exchange for a fee per unit manufactured. Either party may terminate the Agreement upon eighteen months’ written notice to the other, or upon thirty days’ notice for failure to remedy any breach under the Agreement. Also, either party may terminate the Agreement if the U.S. Food and Drug Administration (the “FDA”) does not approve a new drug application for Hyphanox by the fifth anniversary date of the “Effective Date” of the Agreement (defined in the Agreement as the date of execution). If the Company does not commercialize Hyphanox by the fifth anniversary date of the “Effective Date” of the Agreement, the Company will be required to make a one-time, lump sum payment to Sanico to cover FDA-related expenses incurred by Sanico during the Agreement Term.

A copy of the Third Party Manufacturing Agreement will be filed as an exhibit to the Company’s annual report on Form 10-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.

Date: January 10, 2008	By:	/s/ Anne M. VanLent
	Name:	Anne M. VanLent
	Title:	Chief Financial Officer